Exhibit 99.1
JOINT FILING AGREEMENT
     This Joint Filing Agreement is between each of the undersigned parties and is dated as of March 9, 2007.
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, nominal value €1.20 each and the American Depositary Shares, each representing the right to receive one ordinary share, nominal value €1.20 each, of Endesa, S.A., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.
     This Joint Filing Agreement may be executed in one or more counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same agreement.
     IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the date set forth above.

ENEL Società per Azioni
By:	/s/ Fulvio Conti
	Name:	Fulvio Conti
	Title:	Chief Executive Officer

ENEL ENERGY EUROPE Società a Responsabilità Limitata
By:	/s/ Claudio Machetti
	Name:	Claudio Machetti
	Title:	Director